Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
Municipal Fund 2
811-10253

The annual meeting of shareholders was held in the offices of Nuveen Investments on January 10, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and on the approval of an Agreement and Plan of Reorganization into NAN. The meeting was subsequently adjourned to February 7, 2014 and March 7, 2014.

Final voting results for March 7, 2014 are as follows:

<c>Common and Preferred
shares voting together as a
class


Preferred Shares
To approve an Agreement and Plan of
Reorganization.


   For
            5,223,176
         1,958,857
   Against
               343,200
              58,918
   Abstain
                 93,807
              18,000
   Broker Non-Votes
            4,126,391
         1,632,513
      Total
            9,786,574
         3,668,288




Proxy materials are herein
incorporated by reference
to the SEC filing on November
27, 2013, under
Form 497, accession number
0001193125-13-455314